Exhibit 10.2

January 23, 2013

Kimberly H. Sheehy

Dear Kim:

This letter (this “Resignation Letter”) acknowledges your resignation from all of your positions with Cincinnati Bell Inc. and all of its subsidiaries and affiliates (collectively, “CBI”), other than, to the extent applicable, CyrusOne, Inc. and its subsidiaries, effective as of 11:59 p.m. on the day prior to the consummation of the initial public offering (“IPO,” and the consummation of the IPO, the “Closing”) of CyrusOne Inc. common stock (the “Resignation Date”). From and after the Resignation Date, you will no longer be employed by CBI. In the event the Securities and Exchange Commission prevents the IPO from becoming effective, the board of directors of CBI announces that the IPO will not be consummated or the IPO is otherwise abandoned for any reason, this Resignation Letter shall be void ab initio.

1. (a) Pursuant to the terms of the Employment Agreement by and between you and CBI, effective as of January 6, 2011, (the “Employment Agreement”), you will not be entitled to any severance payments as a result of your resignation of employment. In addition, pursuant to the terms of the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, as amended (the “2007 Plan”), and the applicable award agreements governing the incentive awards granted to you thereunder, any such awards that remain unvested as of the Resignation Date will be immediately and automatically forfeited and you will have no right to any payment with respect to such awards. Notwithstanding the foregoing, (i) awards that vest upon the Closing, including, without limitation, the Technology Solutions/Data Center Program awards and the 2010 Cyrus Performance Plan awards will continue to vest and become payable in accordance with their terms and will not be affected by this Resignation Letter and (ii) you will continue to be eligible to receive a CBI annual incentive bonus award for fiscal year 2012 in accordance with the terms of the applicable CBI incentive plans and award agreements.

(b) In exchange for the waiver and release of claims and covenant not to sue contained in Section 2 below (the “Release”) and in exchange for the equity value you are forfeiting under the 2007 Plan, within 10 days following the Release Effective Date (as defined below), you will be paid a lump-sum cash payment of $102,335.00, subject, in each case, to all applicable and required withholdings.

(c) You will have the right to revoke the Release for a period of seven days following your execution of this Resignation Letter (such date of execution, the “Execution Date” and such seven-day period, the “Revocation Period”) by giving written notice of such revocation to: Brian G. Keating, Vice President of Human Resources Cincinnati Bell Inc., by hand or certified mail, return receipt requested, or via electronic mail at brian.keating@cinbell.com, so that such notice is received within the Revocation Period. This Resignation Letter will become effective as of the Resignation Date and the Release will become irrevocable on the first day after the expiration of the Revocation Period (the “Release Effective Date”). If you revoke the Release within the Revocation Period, (i) you will have nevertheless resigned on the Resignation Date in accordance with the surviving provisions of this Resignation Letter and (ii) your rights in connection with such resignation will be determined without regard to the Release. You agree that all provisions set forth in Sections 1(a), 1(c) and 3 shall expressly survive any revocation of the Release and shall remain in full force and effect thereafter.

2. Waiver and Release of Claims; Covenant not to Sue. (a) In exchange for the consideration described in Section 1(b) hereof, you on your own behalf and on behalf of your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as the “Releasor”), hereby knowingly and voluntarily, irrevocably and unconditionally waive, release, and forever discharge CBI and its past, present and future affiliates and related entities, parents and subsidiaries, divisions, shareholders, partners, employee benefit plans and/or pension plans or funds, predecessors, successors and assigns, and their respective past, present and future officers, directors, partners, trustees, fiduciaries, administrators, employees, agents, representatives, shareholders, predecessors, successors and assigns (hereinafter collectively referred to as the “Released Party”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed (hereinafter collectively referred to as “claims”) which the Releasor now or in the future may have or claim to have against any Released Party based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred at any time on or before the Execution Date, including, but not limited to any and all claims relating to or arising out of your employment, compensation and benefits with CBI, except as set forth in this Resignation Letter, or the termination thereof, any and all defamation, personal injury and tort claims, wrongful termination claims, discrimination, harassment and retaliation claims, whistle-blower claims, federal, state or other securities law claims, fraud claims, contract claims, benefits claims, claims under any federal, state or municipal wage payment, whistle-blower, discrimination or fair employment practices laws, statutes or regulations, including, without limitation, the Age Discrimination in Employment Act, as amended (“ADEA”), and the Older Workers Benefit Protection Act (“OWBPA”), including but not limited to any claim for wrongful discharge in violation of public policy and all other federal, state or local statutes, which are or may be based upon any facts, acts, conduct, representation, omissions, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Execution Date, and claims for costs, expenses and attorneys’ fees with respect thereto.

(b) You affirm that you have not filed, have not caused to be filed, and are not presently party to, any lawsuit or arbitration against any Released Party in any forum. You agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type that are released pursuant to Section 2(a) above. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to your general release of claims in Section 2(a) above. You further agree and covenant that should any person, organization, federal, state or local government agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), or other entity file a charge, claim or sue or cause or permit to file any civil action, suit or legal proceeding involving any matter encompassed by the release set forth in Section 2(a) above, you will not seek or accept any personal relief from such civil action, suit or proceeding. If you breach this Resignation Letter by suing any of the Released Parties in violation of the Release, you understand that the Released Parties will be entitled to apply for, and receive an injunction to restrain any violation of, this Section 2(b).

(c) Notwithstanding the foregoing, nothing in this Resignation Letter prohibits you from (i) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA or (ii) making or asserting (A) any claim or right which cannot be waived under applicable law, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the EEOC, (B) any right you have to any payments pursuant to Section 1(b) hereof, (C) any right you have to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Securities Act of 1974, as amended), (D) any rights you may have to indemnification and/or advancement of defense costs in connection with your services as a director or officer of CBI or any of its subsidiaries or affiliates, as provided in CBI’s or any such affiliate’s certificate of incorporation or bylaws or any indemnification agreement to which you may be a party and (E) any rights you have or claims that may arise after the date this Resignation Letter is executed.

(d) You acknowledge and agree that, except as provided in Sections 1(a), 1(b) and 2(c) hereof, you will not be entitled to any further payments or benefits from CBI, other than as otherwise expressly required by applicable law. You hereby further acknowledge and agree that this Release constitutes a waiver and release of all your rights pursuant to the Employment Agreement, including, without limitation, certain severance provisions contained in Section 13 thereof, and, except as specifically set forth in this Resignation Letter, any award agreements between you and CBI whether under the 2007 Plan or otherwise, and CBI will have no further obligations thereunder.

3. Restrictive Covenants. For the avoidance of doubt, you hereby acknowledge the continuing effectiveness of all of your obligations pursuant to the Employment Agreement that survive termination of your employment with CBI, including but not limited to the restrictive covenants set forth in Sections 7, 8, 9, 10, 11 and 12 of the Employment Agreement (the “Restrictive Covenants”), and that nothing in this Resignation Letter or otherwise alters or affects any such obligations; provided, however, that your employment by or service to CyrusOne Inc. or any of its subsidiaries or affiliates shall not be a breach of your obligations under Section 11 of the Employment Agreement.

4. Miscellaneous. (a) By executing this Resignation Letter, you acknowledge that (i) you have had at least 21 days to consider the terms of this Resignation Letter and have considered its terms for that period of time or have knowingly and voluntarily waived your right to do so; (ii) you have been advised by CBI to consult with, and you have consulted with, or have had sufficient opportunity to consult with, an attorney regarding the terms of this Resignation Letter; (iii) any and all questions regarding the terms of this Resignation Letter have been asked and answered to your complete satisfaction; (iv) you have read this Resignation Letter and fully understand its terms and their import; (v) the consideration provided for herein is good and valuable and (vi) you are entering into this Resignation Letter voluntarily, of your own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

(b) You acknowledge that this Resignation Letter constitutes the entire agreement between you and CBI pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

(c) This Resignation Letter may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. You and CBI hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

(d) This Resignation Letter shall be deemed to be made in the State of Ohio, and the validity, interpretation, construction and performance of this Resignation Letter in all respects shall be governed by the laws of the State of Ohio without regard to its principles of conflicts of law.

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To indicate your agreement to the foregoing, please sign and date the attached copy of this Resignation Letter.

By:	/s/ John F. Cassidy

John F. Cassidy
Chief Executive Officer

Date:	January 23, 2013

BY SIGNING BELOW, YOU AFFIRM THAT YOU HAVE READ THIS RESIGNATION LETTER AND ARE SATISFIED WITH THE INFORMATION THAT HAS BEEN PROVIDED TO YOU, AND YOU AGREE TO BE LEGALLY BOUND BY THE TERMS OF THIS RESIGNATION LETTER.

Accepted and Agreed:

/s/ Kimberly H. Sheehy
Kimberly H. Sheehy

Date:	January 23, 2013

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